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                                                                  EXHIBIT 10.5

                  AMENDMENT TO AGREEMENT CONCERNING TERMINATION
                OF EMPLOYMENT, SEVERANCE PAY AND RELATED MATTERS


         This Amendment to Agreement Concerning Termination of Employment, Severance Pay and Related Matters (the "Amendment") is made and entered into by and between FairMarket, Inc., a Delaware corporation with its headquarters located in Woburn, Massachusetts ("FairMarket"), and Bruce Worrall (the "Executive"). This Amendment shall be effective on the date when it becomes executed by both parties (the "Effective Date").

         WHEREAS, on February 26, 2001, FairMarket and the Executive entered into an Agreement Concerning Termination of Employment, Severance Pay and Related Matters (the "Severance Agreement"); and

         WHEREAS, the Executive and FairMarket desire to reach an amicable resolution of matters relating to the Executive's separation of Employment with FairMarket;

         WHEREAS, the Executive and FairMarket desire to amend the Severance Agreement;

         NOW, THEREFORE, FairMarket and the Executive hereby agree as follows:

1.       SEPARATION OF EMPLOYMENT.

         (a) The Executive resigns from employment and from all offices that he holds with FairMarket and any subsidiaries effective June 29, 2001 (the "Separation Date"). The Executive hereby agrees to perform his responsibilities as Vice President of Business Development of the Company on a full-time basis and to exercise his best efforts on behalf of FairMarket during the period up to and including the Separation Date. Provided that the Executive does so, FairMarket shall continue the Executive's employment, including his current base salary and related benefits, during such period. Notwithstanding your resignation as Vice President of Business Development of the Company, FairMarket acknowledges your employment is being terminated as a result of a reduction in force. FairMarket shall not take the position that you are disqualified from receiving unemployment benefits.

         (b) In the event that FairMarket determines, in its reasonable discretion, that the Executive has failed to discharge his responsibilities at any time between the Effective Date and June 29, 2001, FairMarket may terminate the Executive's employment at any earlier date and, notwithstanding the foregoing, such earlier date shall be the Separation Date. In the event that FairMarket terminates the employment of the Executive at any time before June 29, 2001 based on any "cause" (as defined in the Severance Agreement) arising on or after the Effective Date, the Executive shall not be entitled to any payments or benefits pursuant to the Severance Agreement or this Amendment, notwithstanding any provision of this Amendment to the contrary.

2.       CERTAIN TERMINATION BENEFITS.

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         The termination of the Executive's employment on June 29, 2001 pursuant to his resignation as provided in Section 1(a) above shall be considered to be a termination of the Executive's employment by FairMarket without cause for purposes of Section 2(e)(ii) of the Severance Agreement ("Section 2(e)(ii)"). In addition to the payments and benefits available pursuant to Section 2(e)(ii) in the event of a termination of the Executive's employment pursuant to such a resignation on June 29, 2001, FairMarket will pay the full cost of the regular premium benefits under FairMarket's group health and dental insurance until December 29, 2001 (or the date when Executive is no longer eligible for COBRA continuation) and the period for the Executive to exercise all stock options vested as of the termination of the Executive's employment shall be extended to June 29, 2002. Such extension shall be subject to the Executive's agreement to the General Release required pursuant to Section 2(e)(ii) as a condition to the payments and benefits set forth in Section 2(e)(ii). Notwithstanding anything in the General Release to the contrary, the General Release shall not be construed to affect any existing rights in employee benefit plans. The Executive hereby acknowledges and understands that the opportunity to exercise such stock options for a period of more than three months after the termination of his employment will disqualify these stock options for treatment as incentive stock options under the Internal Revenue Code.

3.       BONUSES.

         FairMarket shall pay the Executive bonuses for the completion by the Separation Date of the contracts currently being negotiated with Microsoft and Ticketmaster/City Search, provided that such contracts shall be considered completed for purposes of this Amendment if and only if they are fully executed on or before the Separation Date on terms approved by Janet Smith. The bonuses shall be in the amounts of $10,000.00 for the completion of the Microsoft contract and $5,000.00 for the completion of the Ticketmaster/City Search contract. Any such bonus payment shall be subject to applicable tax-related deductions and withholdings). In no event shall FairMarket be obligated to pay any such bonuses before the Separation Date.

4.       NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS.

         In the event of any dispute, this Amendment shall be construed as a whole, shall be interpreted in accordance with its fair meaning, and shall not be construed strictly for or against either the Executive or FairMarket. The laws of the Commonwealth of Massachusetts shall govern any dispute about this Amendment, including any interpretation or enforcement of this Amendment, without giving effect to the conflict of laws provisions of Massachusetts law. In the event that any provisions or portion of a provision of this Amendment shall be determined to be unenforceable, the remainder of this Amendment shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. This Amendment may be modified only by a written agreement signed by the Executive and an authorized representative of FairMarket.

5.       SURVIVAL OF THE AGREEMENT.

         The parties agree that except as modified by this Amendment all provisions of the Severance Agreement remain in full force and effect.

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6.       COUNTERPARTS.

         This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the parties.

/s/ Bruce Worrall                                             6/22/01
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BRUCE WORRALL, an individual                                  Date





FAIRMARKET, INC.



By:  /s/ Janet Smith                                          6/22/01
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                                                              Date
Title:  CFO
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